PRICING SUPPLEMENT NO. 108 DATED SEPTEMBER 14, 2001     Filed Pursuant to
TO PROSPECTUS DATED NOVEMBER 9, 2000*,                  Rule 424(b)(5)
AS AMENDED BY PROSPECTUS SUPPLEMENTS                    File No. 333-47464
DATED DECEMBER 15, 2000, AND MAY 04, 2001

                             CMS ENERGY CORPORATION

       General Term Notes (servicemark of J.W. Korth & Company), Series F
                   Due 9 Months to 25 Years from date of issue

     Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated November 9, 2000, as amended by the Additional Agent Prospectus Supplements dated December 15, 2000, and May 04, 2001.
Aggregate Principal Amount:              $    1,622,000.00
Original Issue Date (Settlement Date):   September 18, 2001
Stated Maturity Date:                    September 15, 2006
Issue Price to Public:                   100.00% of Principal Amount
Interest Rate:                           7.000% Per Annum
Interest Payment Dates:                  September 15 and March 15 and
                                         Semi-Annually
                                         Thereafter Commencing March 15, 2002

Survivor's Option:                       [ X ] Yes            [   ] No
Optional Redemption:                     [ X ] Yes            [   ] No

Initial Redemption Date:                 September 15, 2003
Redemption Price:                        100%

                                         Principal Amount of Notes
        Agent                            Solicited by Each Agent

First of Michigan Corporation            $       52,000.00
Prudential Securities Incorporated       $       11,000.00
J.J.B. Hilliard, W.L. Lyons, Inc         $      292,000.00
Raymond James & Associates, Inc          $      241,000.00
Comerica Securities, Inc                 $            0.00
J.W. Korth & Company                     $    1,026,000.00
                                  Total  $    1,622,000.00

                                        Per Note Sold by
                                        Agents To Public      Total

Issue Price:                            $         1,000.00    $    1,622,000.00
Agent's Discount or Commission:         $             6.00    $        9,732.00
Maximum Dealer's Discount or
  Selling Concession:                   $            12.50    $       20,275.00
Proceeds to the Company:                $           981.50    $    1,591,993.00

CUSIP Number:  12589SDN9

*Beginning Page 1 of the enclosed Prospectus and Prospectus Supplement for agents other than J. W. Korth & Company.